COMMERCIAL PROMISSORY NOTE

August 22, 2006	$925,000.00

Friendlyway Corporation, a Nevada corporation with offices at 7222 Commerce Center Drive, Suite 240, Colorado Springs, CO. 80919 (hereinafter referred to as “Maker”), promises to pay to the order of Ignition Media Group, LLC (“Lender”) the principal sum of Nine Hundred Twenty Five Thousand and no/100 Dollars ($925,000.00) in accordance with the terms of this Note.

Principal under this Note shall be payable in monthly installments pursuant to the attached schedule. Each payment shall be due on or before 5:00 p.m. on the date indicated for each payment. The entire balance of unpaid principal shall be due and payable July 15, 2007 (the “Maturity Date”).

Principal on this Note may be prepaid at any time, in whole or in part, without penalty.

All payments shall be made at the Lender’s offices at 307 Clairemont Road, Villanova, PA 19085, or at such other place as may be designated in writing by the holder of this Note. All payments shall be made in legal tender of the United States of America.

The holder of this Note may declare a default hereunder in the event (a) that any payment required by this Note is not made at the time the same shall become due and payable, or (b) of the dissolution, termination of existence, merger, consolidation, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against, Maker. Upon the declaration of a default hereunder, and at the option of the holder, (x) the unpaid principal balance of this Note shall be accelerated and become immediately due and payable, and (y) the holder shall be entitled to request the appointment of a receiver for all or any part of the property of Maker. Maker hereby consents to the appointment of a receiver in such event.

Maker waives presentment, notice of dishonor and protest, and agrees that any extension of time with respect to any payment due under this Note, or the addition or release of any party or guarantor shall not affect the Maker's liability. No waiver by the holder of this Note of any payment or right under this Note shall operate as a waiver of any other payment or right under this Note. Maker will pay all costs and expenses, including reasonable attorneys' fees, paid or incurred by the holder to enforce this Note.

This Note is made for business purposes only, and not for personal, family or household purposes.

Friendlyway Corporation

By: /s/ Ken Upcraft
Kenneth J. Upcraft, President

Promissory Note to Ignition Media Group, LLC
Principal Payment Schedule

Payment Due Date	Principal Payment
August 22, 2006	75,000.00
September 15, 2006	75,000.00
October 15, 2006	75,000.00
November 15, 2006	90,000.00
December 15, 2006	90,000.00
January 15, 2007	90,000.00
February 15, 2007	90,000.00
March 15, 2007	90,000.00
April 15, 2007	90,000.00
May 15, 2007	90,000.00
June 15, 2007	35,000.00
July 15, 2007	35,000.00